Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 for Vertical Branding, Inc. (formerly “MFC Development Corp.”) and subsidiaries of our report dated March 10, 206 (except for Note 5, as to which the date is March 27, 2006) on our audit of the consolidated financial statements of MFC Development Corp. and subsidiaries for the year ended December 31, 2005 in the Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ Holtz Rubenstein Reminick, LLP

Holtz Rubenstein Reminick, LLP

Melville, New York

February 5, 2007